                                                                      Exhibit 12


                            Parkway Properties, Inc.
                       Ratio of earnings to fixed charges

                                           Nine Months Ended     Year Ended        Year Ended     6 Months Ended
                                                9/30/97           12/31/96          12/31/95          12/31/94
                                           ---------------------------------------------------------------------

Net income                                   $ 8,425,434.78    $14,371,234.79    $11,819,696.12    $1,005,727.12

Adjustments:
   Gains on securities                                 0.00       (548,660.23)    (4,314,452.33)      (27,393.11)
   Gains on mortgage loans and REO            (1,091,261.16)    (9,909,498.34)    (6,551,870.73)     (529,530.75)
   Income tax provision                                0.00        102,500.00         82,482.00           313.24
   Fixed charges                               4,706,602.93      4,357,533.20      2,521,791.88     1,217,874.66
                                           ---------------------------------------------------------------------
Total earnings for calculation               $12,040,776.55    $ 8,373,109.42    $ 3,557,646.94    $1,666,991.16
Divided by
Fixed charges                                $ 4,706,602.93    $ 4,357,533.20    $ 2,521,791.88    $1,217,874.66
                                           ---------------------------------------------------------------------
Ratio of earnings to fixed charges                     2.56              1.92              1.41             1.37
                                           =====================================================================
Fixed charges consist of:
Interest expense on REO properties           $ 3,855,804.10    $ 3,525,651.18    $ 2,230,491.59    $1,077,945.26
Interest expense on bank debt                    656,594.86        281,263.93        156,182.33       139,929.40
Interest expense on wrap notes                         0.00        340,352.97        135,117.96             0.00
Amortization of loan costs - REO                  68,542.34
Amortization of loan costs - bank lines          125,661.63         72,025.12
Preferred stock dividend ($.24/share)                  0.00        138,240.00
                                           ---------------------------------------------------------------------
Total fixed charges                          $ 4,706,602.93    $ 4,357,533.20    $ 2,521,791.88    $1,217,874.66
                                           =====================================================================


                                              Year Ended         Year Ended       Year Ended
                                               6/30/94            6/30/93           6/30/92
                                           ----------------------------------------------------
Net income                                   $ 1,303,463.62    $ 2,711,658.35    $(2,863,425.74)

Adjustments:
   Gains on securities                          (579,325.85)       (21,759.97)     2,437,011.28
   Gains on mortgage loans and REO               112,899.66     (2,474,024.07)      (590,251.40)
   Income tax provision                              957.16          3,202.71         11,224.83
   Fixed charges                               2,422,549.81      2,487,423.62      2,546,980.03
                                           ----------------------------------------------------
Total earnings for calculation               $ 3,260,544.40    $ 2,706,500.64    $ 1,541,539.00
Divided by
Fixed charges                                $ 2,422,549.81    $ 2,487,423.62    $ 2,546,980.03
                                           ----------------------------------------------------
Ratio of earnings to fixed charges                     1.35              1.09              0.61
                                           ====================================================
Fixed charges consist of:
Interest expense on REO properties           $ 2,391,873.85    $ 2,487,423.62    $ 2,546,826.86
Interest expense on bank debt                     30,675.96              0.00            153.17
Interest expense on wrap notes                         0.00              0.00              0.00
Amortization of loan costs - REO
Amortization of loan costs - bank lines
Preferred stock dividend ($.24/share)
                                           ----------------------------------------------------
Total fixed charges                          $ 2,422,549.81    $ 2,487,423.62    $ 2,546,980.03
                                           ====================================================
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